UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                              Compuware Corporation
                         -------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    205638109
                                  -------------
                                 (CUSIP Number)

                                 August 7, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Ahmet H. Okumus
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Republic of Turkey
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    19,359,582
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                           8)       SHARED DISPOSITIVE POWER
                                                       19,359,582
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    19,359,582
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            5.15%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       IN

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638104

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Capital, LLC
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    14,729,992
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                    0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               14,729,992
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    14,729,992
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            3.92%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                      CO

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    6,547,200
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               6,547,200
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    6,547,200
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            1.74%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       CO

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Opportunity Partners, LP
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    2,317,300
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               2,317,300
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    2,317,300
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.62%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       PN

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Technology Value Fund, Ltd.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    2,470,720
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               2,470,720
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    2,470,720
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.66%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       CO

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Technology Value Partners, LP
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    1,390,170
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               1,390,170
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,390,170
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.37%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       PN

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Market Neutral Fund, Ltd.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    5,712,072
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               5,712,072
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    5,712,072
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            1.52%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       CO

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Market Neutral Partners, LP
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    922,120
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               922,120
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    922,120
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.25%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       PN

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Advisors, LLC
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    2,317,300
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               2,317,300
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    2,317,300
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.62%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       CO

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Technology Advisors, LLC
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    1,390,170
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               1,390,170
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,390,170
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.37%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       CO

SCHEDULE 13G
Compuware Corporation

CUSIP No. 205638109

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Market Neutral Advisors, LLC
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
NUMBER OF                  5)       SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY       --------------------------------------------------------
OWNED BY                   6)       SHARED VOTING POWER
EACH                                                    922,120
REPORTING         --------------------------------------------------------
PERSON                     7)       SOLE DISPOSITIVE POWER
WITH                                                     0
                        --------------------------------------------------------
                                    8)      SHARED DISPOSITIVE POWER
                                                               922,120
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    922,120
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.25%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                                                       CO

NOTE: Issuer reported 375,890,681 shares of common stock, $.01 par value, outstanding in its Proxy Statement on Form 14A dated July 22, 2002.

Item 1(a).  Name of Issuer:

         Compuware Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

         31440 Northwestern Highway
         Farmington Hills, MI  48334

Item 2(a).  Name of Person Filing:

         This statement is filed by:

         (A) Ahmet H. Okumus ("Okumus") with respect to the shares of Common Stock, par value $.01 per share ("Common Stock") of Compuware Corporation (the "Company") also beneficially owned by (a) Okumus Capital, LLC, a Delaware limited liability company ("OC"), of which Okumus is the managing member, (b) Okumus Advisors, LLC, a Delaware limited liability company ("OA"), of which Okumus is the managing member, (c) Okumus Technology Advisors, LLC, a Delaware limited liability company ("OTA"), of which Okumus is the managing member and
(d) Okumus Market Neutral Advisors, LLC, a Delaware limited liability company ("OMNA"), of which Okumus is the managing member;

         (B) OC, with respect to the shares of Common Stock also beneficially owned by (a) Okumus Opportunity Fund, Ltd., an international business company incorporated in the British Virgin Islands ("OOF"), for which OC serves as the investment manager (b) Okumus Technology Value Fund, Ltd., an international business company incorporated in the British Virgin Islands ("OTVF") for which OC serves as the investment manager, and (c) Okumus Market Neutral Fund, Ltd., an international business company incorporated in the British Virgin Islands ("OMNF") for which OC serves as the investment manager;

         (C) OOF, with respect to the shares of Common Stock owned directly by it;

         (D) OTVF, with respect to the shares of Common Stock owned directly by it;

         (E) OMNF, with respect to the share of Common Stock owned directly by it;

         (F) OA, with respect to the shares of Common Stock also beneficially owned by Okumus Opportunity Partners, LP, a Delaware limited partnership ("OOP"), for which OA serves as general partner and investment advisor;

         (G) OOP, with respect to the shares of Common Stock owned directly by it;

         (H) OTA, with respect to the shares of Common Stock also beneficially owned by Okumus Technology Value Partners, LP, a Delaware limited partnership ("OTVP"), for which OTA serves as general partner and investment advisor;

         (I) OTVP, with respect to the shares of Common Stock owned directly by it;

         (J) OMNA, with respect to the shares of Common Stock also beneficially owned by Okumus Market Neutral Partners, LP, a Delaware limited partnership ("OMNP"), for which OMNA serves as general partner and investment advisor;

         (K) OMNP, with respect to the share of Common Stock owned directly by it;

         The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

         The principal business office of each of the Reporting Persons is as follows:

         For Okumus, OC, OA, OTA, OMNA, OOP, OTVP and OMNP:

                  850 Third Avenue, 10th Floor
                  New York, New York  10022

         For OOF, OTVF and OMNF:

                  c/o International Fund Administration, Ltd.
                  48 Par-la-Ville Road, Suite 464
                  Hamilton, HM 11, Bermuda

Item 2(c).   Citizenship:

         Okumus is a citizen of the Republic of Turkey; OOF, OTVF and OMNF are incorporated under the laws of the British Virgin Islands; OC, OA, OTA, OOP, OTVP, OMNA, and OMNP are each organized under the laws of the state of Delaware.

Item 2(d).   Title of Class of Securities:

         Common Stock, $.01 par value

Item 2(e).   CUSIP Number:

         205638109

Item 4.  Ownership.

         A.       Okumus
                  (a)      Amount beneficially owned:  19,359,582
                  (b)      Percent of class:     5.15%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                    19,359,582
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:          19,359,582

         B.       OC
                  (a)      Amount beneficially owned: 14,729,992
                  (b)      Percent of class:     3.92%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                    14,729,992
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:          14,729,992

         C.       OOF
                  (a)      Amount beneficially owned: 6,547,200
                  (b)      Percent of class:     1.74%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                     6,547,200
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:           6,547,200

         D.       OTVF
                  (a)      Amount beneficially owned: 2,470,720
                  (b)      Percent of class:     0.66%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                     2,470,720
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:           2,470,720

         E.       OA
                  (a)      Amount beneficially owned: 2,317,300
                  (b)      Percent of class:     0.62%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                     2,317,300
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:           2,317,300

         F.       OOP
                  (a)      Amount beneficially owned: 2,317,300
                  (b)      Percent of class:     0.62%
                  (c)      (i)       Sole power to vote or direct the vote:                              0
                           (ii)     Shared power to vote or direct the vote:                     2,317,300
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:           2,317,300

         G.       OTA
                  (a)      Amount beneficially owned: 1,390,170
                  (b)      Percent of class:     0.37%
                  (c)      (i)      Sole power to vote or direct the vote                                0
                           (ii)     Shared power to vote or direct the vote:                     1,390,170
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:           1,390,170

         H.       OTVP
                  (a)      Amount beneficially owned: 1,390,170
                  (b)      Percent of class:     0.37%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                     1,390,170
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:           1,390,170

         I.       OMNF
                  (a)      Amount beneficially owned: 5,712,072
                  (b)      Percent of class:     1.52%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                     5,712,072
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:           5,712,072

         J.       OMNP
                  (a)      Amount beneficially owned: 922,120
                  (b)      Percent of class:     0.25%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                       922,120
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:             922,120

         K.       OMNA
                  (a)      Amount beneficially owned: 922,120
                  (b)      Percent of class:     0.25%
                  (c)      (i)      Sole power to vote or direct the vote:                               0
                           (ii)     Shared power to vote or direct the vote:                       922,120
                           (iii)    Sole power to dispose or direct the disposition:                     0
                           (iv)     Shared power to dispose or direct the disposition:             922,120

Item 5.  Ownership of Five Percent or Less of a Class.

         N.A.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N.A.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N.A.

Item 8.  Identification and Classification of Members of the Group.

         N.A.

Item 9.  Notice of Dissolution of Group.

         N.A.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 12, 2002

                       /s/ Ahmet H. Okumus
                      -----------------------------------
                      Ahmet H. Okumus


                      OKUMUS CAPITAL, LLC

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS OPPORTUNITY FUND, LTD.

                      By:   Okumus Capital, LLC
                            its Investment Manager and
                              Attorney-in-Fact

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS TECHNOLOGY VALUE FUND, LTD.

                      By:   Okumus Capital, LLC
                            its Investment Manager and
                            Attorney-in-Fact

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS ADVISORS, LLC.

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS OPPORTUNITY PARTNERS, LP

                      By:   Okumus Advisors, LLC
                              its General Partner

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS TECHNOLOGY ADVISORS, LLC.

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS TECHNOLOGY VALUE PARTNERS, LP

                      By:   Okumus Technology Advisors, LLC
                              its General Partner

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS MARKET NEUTRAL FUND, LTD.

                      By:   Okumus Capital, LLC
                              its Investment Manager and
                              Attorney-in-fact

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS MARKET NEUTRAL PARTNERS, LP

                      By:   Okumus Market Neutral Advisors, LLC
                              its General Partner

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS MARKET NEUTRAL ADVISORS, LLC

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member

EXHIBIT INDEX
-------------
Exhibits

         1. Joint Filing Agreement, dated August 12, 2002, among Okumus, OC, OOF, OTVF, OA, OOP, OTA, OTVP, OMNF, OMNP and OMNA.

EXHIBIT 1
---------

                             JOINT FILING AGREEMENT

             The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, par value $.01 per share, of Compuware Corporation is filed jointly, on behalf of each of them.



Dated:   August 12, 2000



                      /s/ Ahmet H. Okumus
                      -----------------------------------
                      Ahmet H. Okumus


                      OKUMUS CAPITAL, LLC

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS OPPORTUNITY FUND, LTD.

                      By:   Okumus Capital, LLC
                            its Investment Manager and
                              Attorney-in-Fact

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS TECHNOLOGY VALUE FUND, LTD.

                      By:   Okumus Capital, LLC
                            its Investment Manager and
                            Attorney-in-Fact

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS ADVISORS, LLC.

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS OPPORTUNITY PARTNERS, LP

                      By:   Okumus Advisors, LLC
                              its General Partner

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS TECHNOLOGY ADVISORS, LLC.

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS TECHNOLOGY VALUE PARTNERS, LP

                      By:   Okumus Technology Advisors, LLC
                              its General Partner

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS MARKET NEUTRAL FUND, LTD.

                      By:   Okumus Capital, LLC
                              its Investment Manager and
                              Attorney-in-fact

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS MARKET NEUTRAL PARTNERS, LP

                      By:   Okumus Market Neutral Advisors, LLC
                              its General Partner

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member


                      OKUMUS MARKET NEUTRAL ADVISORS, LLC

                      By:   /s/ Ahmet H. Okumus
                            -----------------------------------
                            Ahmet H. Okumus
                            Managing Member